Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Preliminary First Quarter Fiscal 2024 Results and Reaffirms Full-Year Fiscal 2024 Guidance

•Q1'24 net revenue of $982 million decreased 4% as reported, or 6% in constant currency(1), compared to Q1'23. Organic, constant-currency net revenue decreased by 8%, compared to Q1'23.
•Q1'24 net revenue, excluding COVID revenue of ~$185 million in Q1’23 and ~$100 million in Q1’24, increased 5% compared to Q1'23.
•Q1'24 net loss of $(715) million, includes non-cash goodwill impairment charges of $700 million.
•Q1'24 Adjusted EBITDA(1) of $115 million decreased 38% as reported, or 39% in constant currency, compared to Q1'23.
•Reaffirming FY'24 financial guidance range, which includes net revenue of $4.3 billion to $4.5 billion and Adjusted EBITDA(1) of $680 million to $760 million.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Somerset, N.J. - November 15, 2023 -- Catalent, Inc. (NYSE: CTLT), the leader in enabling the development and supply of better treatments for patients worldwide, today announced preliminary financial results for the first quarter of fiscal 2024, which ended September 30, 2023.
“As Catalent continues to execute our strategy to enhance value for our stakeholders, the strength of our internal pipeline and our solid first quarter financial performance give us the confidence to reiterate our guidance for the full year,” said Alessandro Maselli, President and Chief Executive Officer of Catalent, Inc. “We continue to make strides towards improving our operations and bringing our performance back to pre-COVID levels. We remain the partner of choice for our customers’ most complex manufacturing needs and continue to work to complete strategic capital investments that will address the surging demand from patients in high-growth areas, including capacity for sterile pre-filled syringes.”
First Quarter 2024 Consolidated Results
Net revenue of $982 million decreased 4% as reported, or 6% in constant currency, from the $1.02 billion reported for the first quarter a year ago. Overall organic net revenue (i.e., excluding the effect of acquisitions, divestitures, and currency translation) decreased by 8% over the same period.
Net loss and loss per basic and diluted share was $(715) million, or $(3.94) per basic and diluted share, compared to net earnings of $0 million, or $0.00 per basic and diluted share, in the first quarter a year ago. Net loss for the three months ended September 30, 2023, includes non-cash goodwill impairment charges of $700 million and incorporates the effect of a $29 million deferred tax adjustment.
EBITDA (loss) from operations(1) was $(636) million, a decrease of $770 million from the $134 million reported in the first quarter a year ago. First quarter fiscal 2023 Adjusted EBITDA(1) was $115 million, or 11.7% of net revenue, compared to $187 million, or 18.3% of net revenue, in the first quarter a year ago. This represents a decrease of 38% as reported and a decrease of 39% on a constant-currency basis, compared to the fiscal 2023 period.

Adjusted Net Loss(1) was $(19) million, or $(0.10) per diluted share, compared to Adjusted Net Income(1) of $61 million, or $0.34 per diluted share, in the first quarter a year ago.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

First Quarter 2024 Segment Review

(Dollars in millions)	Three Months Ended September 30,		Constant Currency
	2023(3)	2022	Change %
Biologics
Net revenue	$447	$523	(16)%
Segment EBITDA	52	113	(54)%
Segment EBITDA margin	11.6%	21.5%
Pharma and Consumer Health
Net revenue	535	499	5%
Segment EBITDA	101	108	(9)%
Segment EBITDA margin	18.9%	21.7%
Unallocated costs (2)	(789)	(87)	*
Combined totals
Net revenue	$982	$1,022	(6)%
EBITDA (loss) from operations	$(636)	$134	*
(2) For the three months ended September 30, 2023, unallocated costs include $700 million of non-cash goodwill impairment charges.
(3) Represents preliminary results.
* Not meaningful

Biologics segment	2023 vs. 2022
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	(16)%	(54)%
Constant-currency change	(16)%	(54)%
Foreign exchange translation impact on reporting	1%	—%
Total % change	(15)%	(54)%

Pharma and Consumer Health segment	2023 vs. 2022
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	(1)%	(19)%
Impact of acquisitions	6%	10%
Constant-currency change	5%	(9)%
Foreign currency translation impact on reporting	2%	3%
Total % change	7%	(6)%
Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	September 30, 2023*	June 30, 2023*	March 31, 2023	December 31, 2022	September 30, 2022
Biologics	46%	38%	46%	50%	51%
Pharma and Consumer Health	54%	62%	54%	50%	49%
Net Revenue	100%	100%	100%	100%	100%
* Represents preliminary results.
Balance Sheet and Liquidity
As of September 30, 2023, Catalent had $4.95 billion in total debt, and $4.74 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $4.57 billion in total net debt as of June 30, 2023.
Catalent's ratio of First Lien Debt over LTM Adjusted EBITDA was 3.4x at September 30, 2023. Catalent's senior secured credit agreement requires that this ratio remain below 6.5x.
Catalent’s net leverage ratio(1) as of September 30, 2023 was 7.4x, compared to 6.4x at June 30, 2023 and 3.2x as of September 30, 2022.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Fiscal Year 2024 Outlook
Management is reaffirming its previously issued financial guidance for Fiscal Year 2024.

FY'24 Full-Year Guidance
Net revenue	$4,300 million - $4,500 million
Adjusted EBITDA	$680 million - $760 million
Adjusted net income	$113 million - $175 million
Weighted average shares outstanding - diluted	181 million - 183 million
Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT), is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of nearly 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year. For more information, visit www.catalent.com.
Annual Report on Form 10-K and Quarterly Report on Form 10-Q
On November 13, 2023, the Company filed with the Securities and Exchange Commission (“SEC”) a Notification of Late Filing on Form 12b-25, as it determined it would be unable to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (the “Form 10-Q”) by its original due date of November 9, 2023, and did not expect to file the Form 10-Q on or before the expiration of the five calendar day extension period provided in Rule 12b-25 of the Securities Exchange Act of 1934, as amended. The Company continues to dedicate significant resources to the completion of procedures related to management’s assessment of the effectiveness of its internal controls over financial reporting as of June 30, 2023 and other closing procedures related to the Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (the “2023 Form 10-K”). The Company also requires additional time to complete its procedures related to management’s assessment of the measurement and timing of the non-cash goodwill impairment discussed herein, and other closing procedures related to the Form 10-Q. The Company is working diligently to complete the necessary work to file the 2023 Form 10-K and currently expects to file the Form 10-Q promptly following the filing of the 2023 Form 10-K.
Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies. Adjusted Net Income per share is computed by dividing Adjusted Net Income by the weighted average diluted shares outstanding.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA, and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.

Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements and guidance. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations, projections, and guidance. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the finalization of Catalent’s fiscal 2023 and first quarter fiscal 2024 financial statements, the completion of Catalent’s closing procedures, including without limitation its evaluation of the effectiveness of its internal controls over financial reporting, Catalent’s first quarter fiscal

2024 final results differing materially from the preliminary results set forth herein, the final timing of filing Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 with the SEC; Catalent’s ability to resolve productivity issues at three of its manufacturing facilities, the impact of such issues on product made at these facilities, the timing of recovering unproduced batches and resumption of normal activities at these facilities, and the impact of such issues on Catalent’s results of operations and financial condition; the declining demand for various vaccines and treatments for the SARS-Co-V-2 strain of coronavirus and its variants (“COVID-19”) from both patients and governments around the world may affect sales of the COVID-19 products Catalent manufactures; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations, including risks from inflation, disruptions to global supply chains, or from the Ukrainian-Russian war; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness; and the impact of and risks related to impairment losses with respect to goodwill or other assets and the possibility that we may incur additional impairment charges, including at Catalent’s Biomodalities and Consumer Health reporting units. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement, including without limitation, any financial projection or guidance, as a result of new information, future events, developments, or otherwise, except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended September 30,		FX Impact	Constant Currency Increase (Decrease)
	2023(1)	2022		Change $	Change %
Net revenue	$982	$1,022	$18	$(58)	(6)%
Cost of sales	801	764	14	23	3%
Gross margin	181	258	4	(81)	(32)%
Selling, general, and administrative expenses	215	196	3	16	8%
Goodwill impairment charges	700	—	—	700	*
Other operating expense, net	1	2	—	(1)	(18)%
Operating (loss) earnings	(735)	60	1	(796)	*
Interest expense, net	58	32	—	26	80%
Other expense, net	13	25	1	(13)	(54)%
(Loss) earnings before income taxes	(806)	3	—	(809)	*
Income tax (benefit) expense	(91)	3	1	(95)	*
Net loss	$(715)	$—	$(1)	$(714)	*

Weighted average shares outstanding – basic	181	180
Weighted average shares outstanding – diluted	181	181

Earnings per share:
Basic
Net loss	$(3.94)	$—
Diluted
Net loss	$(3.94)	$—

(1)    Represents preliminary results.
*    Not meaningful

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	September 30, 2023(1)	June 30, 2023(1)
ASSETS
Current assets:
Cash and cash equivalents	$209	$280
Trade receivables, net	826	977
Inventories	811	764
Prepaid expenses and other	795	658
Total current assets	2,641	2,679
Property, plant, and equipment, net	3,729	3,699
Other non-current assets, including intangible assets	3,676	4,403
Total assets	$10,046	$10,782

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$624	$536
Accounts payable	367	427
Other accrued liabilities	552	544
Total current liabilities	1,543	1,507
Long-term obligations, less current portion	4,322	4,313
Other non-current liabilities	276	325
Total shareholders' equity	3,905	4,635
Total liabilities and shareholders' equity	$10,046	$10,782

(1)    Represents preliminary results.

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Three Months Ended September 30,
	2023(1)	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operating activities	$(70)	$(92)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(84)	(149)
Proceeds from maturity of marketable securities	—	24
Proceeds from sale of property and equipment	1	6
(Payments) proceeds for investments	(1)	3
Net cash used in investing activities	(84)	(116)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	115	75
Payments related to long-term obligations	(35)	(7)
Financing fees paid	(1)	—
Cash received, in lieu of equity, for tax withholding obligations	—	2
Exercise of stock options	1	1
Other financing activities	18	3
Net cash provided by financing activities	98	74
Effect of foreign currency exchange on cash and cash equivalents	(15)	(34)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(71)	(168)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	280	449
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$209	$281

(1)    Represents preliminary results.

Catalent, Inc.
Reconciliation of Net Earnings (Loss) to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023(1)	September 30, 2023(1)
Net earnings (loss)	$—	$81	$(227)	$(86)	$(715)
Interest expense, net	32	47	51	54	58
Income tax expense (benefit)	3	33	(55)	(64)	(91)
Depreciation and amortization	99	103	106	114	112
EBITDA (loss) from operations	134	264	(125)	18	(636)
Goodwill impairment charges	—	—	210	—	700
Stock-based compensation	19	10	6	—	19
Impairment charges and gain/loss on sale of assets	(2)	1	6	85	(1)
Restructuring costs	4	23	9	30	2
Acquisition, integration, and other special items	5	9	8	9	8
Foreign exchange loss (gain)	27	(26)	(8)	(4)	9
Site transformation costs	—	—	—	—	14
Other adjustments	—	2	(1)	1	—
Adjusted EBITDA	$187	$283	$105	$139	$115
Favorable (unfavorable) FX impact					2
Adjusted EBITDA at constant currency					$113

*     Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.
(1)    Represents preliminary results.

Catalent, Inc.
Reconciliation of Net Loss to Adjusted Net (Loss) Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023(10)	September 30, 2023(10)
Net earnings (loss)	$—	$81	$(227)	$(86)	$(715)
Amortization (1)	33	34	34	35	34
Goodwill impairment charges (2)	—	—	210	—	700
Stock-based compensation	19	10	6	—	19
Impairment charges and gain/loss on sale of assets (3)	(2)	1	6	85	(1)
Restructuring costs (4)	4	23	9	30	2
Acquisition, integration, and other special items (5)	5	9	8	9	8
Foreign exchange loss (gain)	27	(26)	(8)	(4)	9
Site transformation costs(6)	—	—	—	—	14
Other adjustments	—	2	—	—	—
Estimated tax effect of adjustments (7)	(19)	(12)	(12)	(81)	(21)
Discrete income tax benefit items (8)	(6)	—	(43)	28	(68)
Adjusted net (loss) income (ANI)	$61	$122	$(17)	$16	$(19)

Weighted average shares outstanding – basic	180				181
Weighted average shares outstanding – diluted	181				181

Earnings per share:
Net loss per share – basic	$—				$(3.94)
Net loss per share – diluted	$—				$(3.94)

ANI per share:
ANI per share – basic	$0.34				$(0.10)
ANI per share – diluted (9)	$0.34				$(0.10)

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income (Loss) as referenced above.

(1)    Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    Non-cash goodwill impairment charges during the three months ended March 31, 2023 were associated with the Company's Consumer Health reporting unit. Non-cash goodwill impairment charges during the three months ended September 30, 2023 were associated with the Company's Biomodalities and Consumer Health reporting units.

(3)    For the three months ended June 30, 2023, represents fixed asset impairment charges primarily associated with an idle facility in the Biologics segment.

(4)    Restructuring costs represent employee and non-employee restructuring charges associated with Catalent's plans to reduce costs, consolidate facilities, and optimize its infrastructure across the organization.

(5)    Acquisition, integration and other special items include costs associated with its October 2022 acquisition of Metrics Contract Services.

(6)    For the three months ended September 30, 2023, represents operational and engineering enhancements and costs related to a transformation program in our Biologics segment.

(7)    The tax effect of adjustments to Adjusted Net (Loss) Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(8)    Discrete period income tax expense items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(9)    For the three months ended September 30, 2023 and 2022, represents Adjusted Net (Loss) Income divided by the weighted average sum of fully diluted shares outstanding, which is equal to (a) the number of shares of common stock outstanding, plus (b) the number of shares of its common stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended September 30, 2023 and 2022, the weighted average number of shares was 181 million.

(10) Represents preliminary results.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Loss
(Unaudited; dollars in millions, except per share data)

	Three Months Ended September 30,
	2023(2)	2022
Biologics Segment EBITDA	$52	$113
Pharma and Consumer Health Segment EBITDA	101	108
Sub-Total	$153	$221
Reconciling items to net loss
Goodwill impairment charges	$(700)	$—
Unallocated costs, excluding goodwill impairment charges (1)	(89)	(87)
Depreciation and amortization	(112)	(99)
Interest expense, net	(58)	(32)
Income tax benefit (expense)	91	(3)
Net loss	$(715)	$—
(1)    Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.
(2)    Represents preliminary results.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023(1)	September 30, 2023(1)
Incremental Term Loan, due 2028	$1,429	$1,426	$1,422	$1,418	$1,415
Revolving credit facility	75	600	550	500	585
Unamortized discount and debt issuance costs	(7)	(13)	(12)	(11)	(12)
Total Secured Debt	1,497	2,013	1,960	1,907	1,988
Senior Notes, due 2027, 5.000%	500	500	500	500	500
Senior Notes, due 2028 (EUR), 2.375%	794	879	895	904	872
Senior Notes, due 2029, 3.125%	550	550	550	550	550
Senior Notes due 2030, 3.500%	650	650	650	650	650
Finance Leases / Other	245	291	323	366	412
Unamortized discount and debt issuance costs	(32)	(30)	(29)	(28)	(26)
Total Unsecured Debt	2,707	2,840	2,889	2,942	2,958
Total Debt	4,204	4,853	4,849	4,849	4,946
Cash and Cash Equivalents	281	442	252	280	209
Marketable Securities	64	28	—	—	—
Total Net Debt	$3,859	$4,383	$4,597	$4,569	$4,737
Adjusted EBITDA
Q2 2022	310
Q3 2022	339	339
Q4 2022	358	358	358
Q1 2023	187	187	187	187
Q2 2023		283	283	283	283
Q3 2023			105	105	105
Q4 2023				139	139
Q1 2024					115
LTM Adjusted EBITDA	$1,194	$1,167	$933	$714	$642
First Lien Debt / Adj. EBITDA	1.2x	1.6x	2.2x	2.8x	3.4x
Net Sr. Secured Debt / Adj. EBITDA	1.0x	1.3x	1.8x	2.3x	2.8x
Net Debt / Adj. EBITDA	3.2x	3.8x	4.9x	6.4x	7.4x
(1)    Represents preliminary results.